Exhibit 99.1

WATERSTONE FINANCIAL, INC.
WATERSTONE BANK
11200 W. PLANK CT.
WAUWATOSA, WI 53226
Contact:
Mark R. Gerke
Chief Financial Officer
414.459.4012
markgerke@wsbonline.com

FOR IMMEDIATE RELEASE

WATERSTONE FINANCIAL DECLARES SPECIAL DIVIDEND

Wauwatosa, Wis. — 04/19/2017 — On April 18, 2017 the Board of Directors of Waterstone Financial, Inc. (NASDAQ: WSBF) declared a special dividend of $0.50 per common share.

"The Company has significantly improved profitability over the past few years and achieved record pretax income for the year ending December 31, 2016," said Doug Gordon, CEO of Waterstone Financial, Inc. "We feel that it is appropriate to return our strong earnings to our shareholders in the form of a one-time special dividend.  This dividend reflects our efforts to actively manage our capital while maintaining ample capacity to grow organically and pursue potential strategic acquisitions in the future."

The dividend is payable on June 2, 2017, to shareholders of record at the close of business on May 12, 2017.

About Waterstone Financial, Inc.

Waterstone Financial, Inc. is the savings and loan holding company for WaterStone Bank. WaterStone Bank was established in 1921 and offers a full suite of personal and business banking products. The Bank has branches in Wauwatosa, Brookfield, Fox Point/North Shore, Franklin/Hales Corners, Germantown/ Menomonee Falls, Greenfield, Oak Creek, Oconomowoc/Lake Country, Pewaukee, Waukesha/Brookfield, and West Allis, Wisconsin and a commercial lending office in Minneapolis, Minnesota. WaterStone Bank is the parent company to Waterstone Mortgage, which offers mortgage banking offices in 23 states. For more information about WaterStone Bank, go to http://www.wsbonline.com.

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